Exhibit 23(2)
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on
Form 10-K of Layne Christensen Company for the year ended January 31, 2008. We hereby further consent to the use of information contained in our report setting forth the estimates of revenues from Layne Christensen Company’s oil and gas reserves as of February 1, 2008. We further consent to the incorporation by reference thereof into Layne Christensen Company’s Registration Statements on Form S-8 (Registration Nos. 33-54064, 33-54066, 33-54096, 33-57746, 33-57748 and Post Effective Amendment No. 1, 33-86654, 33-20801, 333-53485 and Post Effective Amendment No. 1, 333-53487,333-64714, 333-89071, 333-104412, 333-130167, 333-135683, 333-130162 and 333-105930).
Sincerely,
Cawley, Gillespie & Associates, Inc.
April 15, 2008